Exhibit 4.6

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “1933 ACT”)

US $665,000.00

DATA443 RISK MITIGATION, INC.

CONVERTIBLE REDEEMABLE NOTE

DUE JUNE 1, 2024 (THE “NOTE”)

FOR VALUE RECEIVED, DATA443 RISK MITIGATION, INC. (the “Company”) promises to pay to the order of WESTLAND PROPERTIES, LLC and its authorized successors and Permitted Assigns, as defined below, (the “Holder”), an aggregate principal face amount of Six Hundred Sixty Five Thousand Dollars exactly (U.S. $665,000.00) on or prior to June 1, 2024 (“Maturity Date”) and to pay interest on the principal amount outstanding hereunder at the rate of 3% per annum commencing on June 1, 2023 (“Issuance Date”). The interest will be paid to the Holder in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note. The principal of, and interest on, this Note are payable at 3540 W. Sahara Ave #700, Las Vegas, NV 89102, initially, and if changed, last appearing on the records of the Company as designated in writing by the Holder hereof from time to time. The Company will make the following payments to the Holder for repayment under this Note (i) $115,000 on or prior to July 25, 2023, (ii) a series of nine (9) monthly payments to the Holder in the amount of $38,889 with the first payment beginning September 1, 2023 with the final payment to be adjusted for any interest (iii) $200,000 on the earlier of (i) three (3) business days following the Company’s successful listing (“Uplisting”) on any of the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange or (ii) the receipt of not less than $4,000,000 in funding from a single transaction (in either event an “Uplist Payment”). Alternatively, if the conditions for an Uplist Payment are not met, but the Company raises capital in excess of $500,000 in a single closing, then 25% of any capital raised in such closing shall be used to satisfy the Uplist Payment. To the extent the Uplist Payment has not been made prior to the Maturity Date of the Note, it shall be due upon the Maturity Date. Each payment due under this Note before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Note will be made by wire transfer addressed to the Holder at the last address appearing on the records of the Company. The forwarding of such wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Note to the extent of the sum represented by such check or wire transfer.

This Note is subject to the following additional provisions:

1. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

2. The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

3. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

4. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

5. The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

6. If one or more of the following described “Events of Default” shall occur:

(a) The Company shall default in the payment of principal or interest on this Note or any other note subsequently issued to the Holder by the Company, and such default is not cured within five (5) business days after the Company has become or should have become aware of such default; or

(b) Any of the representations or warranties made by the Company herein or in any agreement entered into by the Company in connection with the execution and delivery of this Note, shall be false or misleading in any material respect; or

(c) The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note or any other instrument issued to the Holder; or

(d) The Company shall (1) become insolvent (which does not include a “going concern opinion); (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

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(e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g) One or more money judgments, writs or warrants of attachment, or similar process, in excess of one hundred fifty thousand dollars ($150,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h) Defaulted on or breached any term of any other purchase agreement or note or similar debt instrument into which the Company has entered and failed to cure such default within the appropriate grace period; or

(i) The Company shall have its Common Stock delisted from an exchange (including the OTC Markets exchange) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than 10 consecutive days or ceases to file its 1934 act reports with the SEC; or

(j) If a majority of the members of the Board of Directors of the Company on the date hereof are no longer serving as members of the Board; or

(k) Reserved; or

(l) Reserved; or

(m) The Company shall be delinquent in its periodic report filings with the Securities and Exchange Commission; or

(n) The Company shall cause to lose the “bid” price for its stock in a market (including the OTC marketplace or other exchange).

Then, or at any time thereafter, unless cured within 5 days, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, this Note shall bear 18% simple interest per annum.

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If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then if the Holder prevails in such action, the Holder shall be reimbursed by the Company for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

7. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

8. Neither this Note, nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

9. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable provision shall automatically be revised to equal the maximum rate of interest or other amount deemed interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal or interest on this Note.

10. This Note shall be governed by and construed in accordance with the laws of Nevada applicable to contracts made and wholly to be performed within the State of Nevada and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of Nevada or in the Federal courts sitting in the county of either Washoe County, Nevada or Clark County, Nevada. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized.

Dated: __________________________

DATA443 RISK MITIGATION, INC.

By:

Title:

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